EXHIBIT 99

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF INCOME BY QUARTER

Fiscal Year Ended January 3, 2003

($ in millions, except per share amounts)

	First Quarter [2,3]	Second Quarter [2,3]	Third Quarter [2,3]	Fourth Quarter [2,3]	Fiscal Year 2002 [1,3]
SALES
Lodging
Base management fees	$85	$91	$82	$121	$379
Franchise fees	51	54	55	72	232
Incentive management fees	32	52	25	53	162
Owned and leased properties	93	96	84	110	383
Other revenue [5]	280	345	341	387	1,353
Cost reimbursements [6]	1,262	1,343	1,282	1,852	5,739
Synthetic Fuel	5	53	55	80	193

	1,808	2,034	1,924	2,675	8,441
OPERATING COSTS AND EXPENSES
Lodging
Owned and leased—direct [7]	91	89	86	118	384
Other lodging—direct [8]	240	287	286	372	1,185
Reimbursed costs [6]	1,262	1,343	1,282	1,852	5,739
Administrative and other [9]	57	70	55	51	233
Synthetic Fuel	11	96	87	133	327

	1,661	1,885	1,796	2,526	7,868

	147	149	128	149	573
Corporate expenses	(29)	(23)	(25)	(49)	(126)
Interest expense	(19)	(21)	(19)	(27)	(86)
Interest income	19	28	28	47	122
Provision for loan losses	—	—	—	(12)	(12)

INCOME FROM CONTINUING OPERATIONS, BEFORE INCOME TAXES	118	133	112	108	471
(Provision)/benefit for income taxes	(36)	(6)	2	8	(32)

INCOME FROM CONTINUING OPERATIONS	82	127	114	116	439

Discontinued operations
Income from Senior Living Services, net of tax	4	3	10	6	23
Loss on disposal of Senior Living Services, net of tax	—	—	—	(131)	(131)
Loss from Distribution Services, net of tax	(4)	(1)	(2)	(7)	(14)
Exit costs—Distribution Services, net of tax	—	—	(19)	(21)	(40)

NET INCOME/(LOSS)	$82	$129	$103	$(37)	$277

EARNINGS PER SHARE—BASIC [4]
Earnings from continuing operations	$0.34	$0.52	$0.47	$0.49	$1.83
Earnings/(loss) from discontinued operations	—	0.01	(0.04)	(0.65)	(0.68)

Earnings/(loss) per share	$0.34	$0.53	$0.43	$(0.16)	$1.15

EARNINGS PER SHARE—DILUTED [4]
Earnings from continuing operations	$0.32	$0.49	$0.45	$0.47	$1.74
Earnings/(loss) from discontinued operations	—	0.01	(0.04)	(0.62)	(0.64)

Earnings/(loss) per share	$0.32	$0.50	$0.41	$(0.15)	$1.10

EXHIBIT 99

Notes:

[1]	Fiscal year 2002 included 53 weeks.
[2]	The quarters consisted of 12 weeks, except the fourth quarter, which consisted of 17 weeks.
[3]	Senior Living Services and Distribution Services are reflected as discontinued operations.
[4]	The sum of the earnings per share for the four quarters may differ from annual earnings per share due to the required method of computing the weighted average shares in interim periods.
[5]	Lodging other revenue includes timeshare revenue (including note sale gains and excluding base management fees and reimbursed costs), ExecuStay revenue, land rent income, and other revenue.
[6]	Cost reimbursements include reimbursements from hotel owners for Marriott funded operating expenses. Marriott earns no markup on these expenses.
[7]	Owned and leased—direct includes operating expenses of owned or leased hotels including lease payments, pre-opening expenses and depreciation.
[8]	Other lodging—direct includes timeshare expenses (including timeshare development, financing, Interval International gain, and joint venture results, but excluding reimbursed costs) and ExecuStay expenses.
[9]	Administrative and other includes lodging segment overhead, joint venture results, amortization, and gains and losses. Does not include any administrative and other related to either the timeshare or ExecuStay business units.